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                                                                    EXHIBIT 99.1

                                                                (FAIRISAAC LOGO)

CONTACT:  Investors & Analysts:
          Heidi Flannery
          Fair Isaac
          (800) 213-5542
          investor@fairisaac.com

                    FAIR ISAAC CORPORATION ANNOUNCES PROPOSED
                      OFFERING OF SENIOR CONVERTIBLE NOTES

SAN RAFAEL, Calif. -- July 31, 2003 -- Fair Isaac Corporation (NYSE: FIC) announced today that it intends to offer, subject to market and other conditions, $350 million aggregate principal amount of its Senior Convertible Notes due August 15, 2023 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the "Securities Act"). Final terms of the notes are to be determined by negotiations between the company and the initial purchasers of the notes.

Fair Isaac expects to grant the initial purchasers an option to purchase up to an additional $50 million principal amount of notes.

The company intends to use the net proceeds from the offering for working capital and general corporate purposes, as well as for the repurchase of shares of its common stock pursuant to its previously announced Board authorization to purchase up to 2 million shares in market and private transactions. The company may also use the net proceeds for the acquisition of businesses, products, product rights or technologies and the redemption, repurchase or repayment of other existing indebtedness.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.